EXHIBIT 4l

                          LETTER AMENDMENT NO. 3
                                  to
                             Note Agreement
                                  and
                         Master Shelf Agreement


                                                       September 30, 1997


The Prudential Insurance Company
  of America
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, Texas 75201

Ladies and Gentlemen:

We refer to the Note Agreement dated as of September 9, 1993 (as amended, the "Note Agreement") and the Master Shelf Agreement dated as of October 17, 1995 (as amended, the "Shelf Agreement"), as such agreements have been amended by a Letter Amendment dated January 24, 1996 and Letter Amendment No. 2 dated February 27, 1997 (as amended, the "Agreements"), among the undersigned and you. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

I. Amendments to Agreements. The Agreements are, effective the date first above written, hereby amended as follows:

a.     Paragraph 4(a). Scheduled Prepayments.  (i)
Shelf Agreement. Paragraph 4A of the Shelf Agreement is amended by adding at the end thereof a new sentence to read as follows:

          "Any partial prepayment of the Notes of any Series pursuant to paragraph 4B or purchase of the Notes of such Series permitted by paragraph 4E shall reduce the principal amount of each required prepayment of the Notes of such Series coming due under this paragraph 4A on and after the date of such prepayment or purchase in the same proportion as the aggregate unpaid principal amount of the Note of such Series is reduced as a result of such prepayment or purchase."

i)     Note Agreement.  Paragraph 4A of the Note
Agreement is amended by adding at the end thereof a new sentence to read as follows:

                    "Any partial prepayment of the Notes pursuant to paragraph 4B or purchase of the Notes permitted by paragraph 4E shall reduce the principal amount of each required prepayment of the Notes coming due under this paragraph 4A on and after the date of such prepayment or purchase in the same proportion as the aggregate unpaid principal amount of the Note is reduced as a result of such prepayment or purchase."

            a.    Paragraph 4B. Optional Prepayment with
            Yield-Maintenance Amount.

(i)  Shelf Agreement.  Paragraph 4B of each of the
Shelf Agreement is amended by deleting the last sentence thereof and substituting therefor the following:

                "Any partial prepayment of Notes pursuant to this paragraph 4B shall be allocated among all the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofor called for prepayment."

(ii)  Note Agreement.  Paragraph 4B of each of the
Shelf Agreement is amended by deleting the last sentence thereof and substituting therefor the following:

                "Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be allocated among all the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofor called for prepayment."

        (c) Paragraph 6F. Fixed Charge Coverage.   Paragraph 6F
of each of the Agreements is amended in full to read as follows:

    "6F. Fixed Charge Coverage. The Company covenants that it will not suffer to permit, as of the end of any fiscal quarter of the Company, Consolidated Net Income Available for Fixed Charges for its four most recent consecutive fiscal quarters (taken as a whole) for each such period indicated below to be less than the percent of the aggregate amount of the Fixed Charges for such period of four fiscal quarters (taken as a whole) indicated opposite such period:

    Period ending                           Percentage
March 31, 1997                                45%
June 30, 1997                                 75%
September 30, 1997                            60%
December 31, 1997                             95%
March 31, 1998 and thereafter                200%;

provided, however, that for the purposes of this paragraph 6F, any risk premium fee paid pursuant to paragraph 5I that is deducted in determining Consolidated Net Income shall be added back to Consolidated Net Income Available for Fixed Charges."

a.  Paragraph 6L.  Restricted Payments.   Paragraph 6L
of each of the Agreements is amended in full to read as follows:

    "6L.   Restricted Payments.  The Company covenants that it
    will not, and will not permit any of its Subsidiaries to, directly or indirectly, during any fiscal year, (i) declare or pay any dividend or make any other distribution, in cash or otherwise, on any shares of any class of capital stock of the Company or any of its Subsidiaries (other than dividends payable to the Company, and other than a dividend or distribution payable in shares of capital stock of the Company or, as permitted by paragraph 6H, in shares of capital stock of any such Subsidiary) or (ii) purchase, redeem, retire by the making of any payment, or otherwise acquire any such shares (other than treasury stock held by the Company or any such Subsidiary as of September 9, 1993) or any warrants, options or other rights to acquire any such shares of stock, unless, immediately after giving effect to such action, the sum of

     (i) the aggregate amount of all such dividends and distributions declared, paid or made subsequent to September
     30, 1997, and

     (ii) the aggregate amount of all such purchases, redemptions, retirements, and acquisitions made subsequent to September 30, 1997,

     shall not exceed the sum of

     (i)  fifty percent (50%) (or minus one hundred percent
     (100%) in the case of a deficit) of cumulative Consolidated
     Net Income earned subsequent to December 31, 1997, and

     (ii) the aggregate amount received by the Company (other than from its Subsidiaries) as the net cash proceeds of sales of capital stock of the Company (including treasury stock and debt securities subsequently converted into or exchanged for capital stock) subsequent to December 31, 1997.

     Notwithstanding the foregoing, the Company covenants that it will not, and will not permit any of its Subsidiaries to, directly or indirectly, during any fiscal year, (i) declare or pay any dividend or make any other distribution, in cash or otherwise, on any shares of any class of capital stock of the Company or any of its Subsidiaries (other than dividends payable to the Company, and other than a dividend or distribution payable in shares of common stock of the Company) at any time that the ratio of Consolidated Net Income Available for Fixed Charges for its four most recent consecutive fiscal quarters (taken as a whole) is less than 200% of the aggregate amount of the Fixed Charges for such period of four fiscal quarters (taken as a whole)."


            I.    Amendment to the Notes.

(a) Amendment to the 6.75% Senior Notes due September
9, 2008.  The 6.75% Notes due September 9, 2008 (the "6.75%
Notes") are amended such that the interest rate on the 6.75% Notes shall increase by 0.15% (for a total interest rate of 6.90% per annum) effective as of December 9, 1997 and shall continue until the March 9, June 9, September 9, or December 9 that is the end of the fiscal quarter of the Company that is the fourth consecutive fiscal quarter that the Company's Fixed Charge Coverage Ratio has exceeded 200% on which date the interest rate on the 6.75% Notes shall decrease by 0.05% (for a total interest rate of 6.85% per annum until paid in full).

a.     Amendment to the 7.09% Senior Notes due October
17, 2010.  The 7.09% Notes due October 17, 2010 (the "7.09%
Notes") are amended such that the interest rate on the 7.09% Notes shall increase by 0.15% (for a total interest rate of 7.24% per annum) effective as of October 17, 1997 and shall continue until the January 17, April 17, July 17, or October 17 that is the end of the fiscal quarter of the Company that is the fourth consecutive fiscal quarter that the Company's Fixed Charge Coverage Ratio has exceeded 200%, on which date the interest rate on the 7.09% Notes shall decrease by 0.05% (for a total interest rate of 7.19% per annum until paid in full).

       (c) The Company will, at the request of a holder of Notes, place a legend on the Notes held by such holder to reflect these amendments.

         III. Representations and Warranties. The Company hereby represents and warrants that as of the date of this letter amendment, it was in compliance with paragraph 6L. Restrictive Payments. prior to the amendment contemplated by this letter amendment.

On and after the effective date of this letter amendment, each reference in the Agreements to "this Agreement", "hereunder", "hereof", or words of like import referring to such Agreement, and each reference in the Notes to "the Agreement", "thereunder", "thereof", or words of like import referring to such Agreement, shall mean such Agreement as amended by this letter amendment and each reference in the Note to "this Note", "hereof", "herein" or words of like import, and each reference in the Agreements to the Notes shall mean and be a reference to the Notes as amended hereby. The Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this letter amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy under the Agreements nor constitute a waiver of any provision of the Agreements.

This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning a counterpart of this letter amendment to my attention at 9201 Packaging Dr., DeSoto, KS 66018. This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by us and you.

Very truly yours,

SEALRIGHT CO., INC.



By:    /s/ John T. Carper
       Title:Senior Vice President/
       Chief Financial Officer

Agreed as of the date
first above written:

THE PRUDENTIAL INSURANCE
 COMPANY OF AMERICA



By:   /s/ Jay E. Squires
      Vice President